Exhibit (c)(8)

Cool Company Discussion Materials for the Special Committee of the Board of Directors September 28, 2025

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of the Company to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Company. These materials were compiled on a confidential basis for use of the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Note: Institutional Investor (“II”) data is provided for informational purposes only and is not intended to imply or reflect, and should not be viewed as implying or reflecting, the views of any Firm analyst or group of Firm analysts with respect to any particular security or industry sector. This year’s II-America Survey covered 50+ sectors, and rankings reported herein (i.e. “weighted” rankings) are based on weightings of the firm’s individual analysts’ rankings added together (#1 = 4pts, #2 = 3pts, #3= 2pts, R/U = 1pt). The Firm’s Equity Research Department is independent of its Investment Banking Department, and the terms of applicable FINRA rules preclude Evercore investment banking personnel from committing to research coverage. All research coverage decisions are made by Equity Research Management and the appropriate research analyst, although, as a general matter, and subject to Equity Research Management approval, it is our general practice to provide equity research coverage where the Firm serves as a Bookrunner of an equity or equity-linked offering.

Confidential Table of Contents Transaction Overview Industry Overview Situation Overview Financial Analysis Appendix Section I II III IV

Confidential I. Transaction Overview

transaction view key transaction terms Evercore has been asked by the Special Committee of the Board of Directors of CoolCo whether, in Evercore’s opinion, as of the date of the opinion, the Merger Consideration to be received by the CoolCo Common Shares in the Merger is fair, from a financial point of view, to such holders (other than EPSV and its affiliates)

Confidential (9/23/25) (8/12/25) (9/16/25) (9/22/25) (9/19/25) (9/11/25) Unaffected Initial EPS Revised Merger Committee Committee Price Offer Offer Consideration Proposal Proposal Metric $7.77 $8.35 $9.10 $9.65 $10.55 $11.75 Implied Transaction Value CoolCo Share Price $7.77 $8.35 $9.10 $9.65 $10.55 $11.75 (x) Fully Diluted Shares Outstanding 52.976 52.976 52.976 52.976 53.032 53.138 Implied Equity Value $411.6 $442.3 $482.1 $511.2 $559.5 $624.4 (+) Total Debt (6/30/25) 1,385.3 1,385.3 1,385.3 1,385.3 1,385.3 1,385.3 (–) Cash, Restricted Cash and Equivalents (6/30/25) (109.7) (109.7) (109.7) (109.7) (109.7) (109.7) Implied Total Enterprise Value $1,687.2 $1,718.0 $1,757.7 $1,786.8 $1,835.1 $1,900.0 Implied Transaction Premium / (Discount) Current Share Price (9/26/25) $9.27 (16.2%) (9.9%) (1.8%) 4.1% 13.8% 26.8% Unaffected Share Price (9/23/25) 7.77 0.0% 7.5% 17.1% 24.2% 35.8% 51.2% Share Price at Offer (8/11/25) 7.09 9.6% 17.8% 28.3% 36.1% 48.8% 65.7% Unaffected 30-day VWAP 7.78 (0.1%) 7.3% 17.0% 24.1% 35.6% 51.1% Unaffected 60-day VWAP 7.47 4.1% 11.8% 21.9% 29.2% 41.3% 57.4% Unaffected 90-day VWAP 7.00 11.0% 19.3% 30.0% 37.9% 50.7% 67.9% 52-Week High 11.71 (33.6%) (28.7%) (22.3%) (17.6%) (9.9%) 0.3% 52-Week Low 4.51 72.3% 85.1% 101.8% 114.0% 133.9% 160.5% Implied Transaction Multiples TEV / EBITDA 2025E (Analyst Consensus) $225.8 7.5x 7.6x 7.8x 7.9x 8.1x 8.4x 2026E (Analyst Consensus) 206.1 8.2 8.3 8.5 8.7 8.9 9.2 2025E (CLCO Mgmt)1 $214.9 7.8 8.0x 8.2x 8.3x 8.5x 8.8x 2026E (CLCO Mgmt)1 186.8 9.0 9.2 9.4 9.6 9.8 10.2 Transaction Overview Source: Company materials, FactSet and Bloomberg (9/26/25), Wall Street research 1. Represents both Company Case and Special Committee Case multiples, given the two cases are equivalent through 2026 ($ in millions, except per share data) Analysis at Various Prices 2

Confidential II. Industry Overview

Confidential Industry Overview . LNG shipping demand increased dramatically following the onset of the Russian-Ukraine conflict as European countries rushed to replace Russian pipeline gas with seaborne imports, causing step function growth in LNGC charter rates . A robust rate environment and visible backlog of liquefaction project start-ups resulted in a wave of newbuild ordering, driving up prices for newbuild and secondhand vessels . While the Russia-Ukraine conflict has generally been a positive for LNG shipping adoption, incremental European cargos are often sourced from the U.S., decreasing the amount of U.S. cargos shipped to Asia, a route which supports tonne-mile demand (the key metric measuring demand for LNG vessels) . U.S. volumes to Asia (a long-haul route) have also languished in 2025 amid trade disputes between the U.S. and China; China has not sourced any LNG cargo from the U.S. since February and has replaced volumes mostly with Russian cargo . Many liquefaction projects have experienced lengthy delays in construction, while shipyards have delivered newbuild vessels on schedule – this mismatch in export capacity and fleet growth has resulted in an acute supply / demand imbalance that appeared in late 2024 and has persisted into 2025, with spot rates reaching historic lows . Market weakness has resulted in commercial discrimination towards less modern steam and TFDE vessels with lower capacity and higher boil-off rates compared to latest generation two stroke vessels . The LNG shipping market supply / demand balance is expected to be restored in coming years as a large influx of liquefaction capacity becomes operational in Qatar and the U.S. and projects reach FID following the repeal of the Biden Administration’s export pause . Despite the promising market outlook, LNG newbuild ordering has been subdued in 2025 due to firm shipyard pricing and a long lead time for liquefaction projects relative to construction timeline for an LNG carrier LNG Shipping Market Update 3 Source: Poten & Partners, Clarksons

Confidential Industry Overview $23,000 $ - $13,500 $100,000 $200,000 $300,000 $400,000 $500,000 Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 174k cbm Spot Rate 160k cbm Spot Rate $55,000 $23,000 $ - $50,000 $100,000 $150,000 $200,000 Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 174k cbm 3y TC Rate 160k cbm 3y TC Rate 16.9% 6.7% 0.0% 10.0% 20.0% Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 Steam DFDE Source: Clarksons $30,000 $ - $16,000 $100,000 $200,000 $300,000 Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 174k cbm 1y TC Rates 160k cbm 1y TC Rates Spot Rates ($/day) 1yr Timecharter Rates ($/day) 3yr Timecharter Rates ($/day) As vessels warm up, they become more expensive to reactivate, leading to 3,001 cumulative cbm demolition over the last 3 years LNG Rate Backdrop Idle Fleet (%) Start of Russia-Ukraine Conflict (Feb. ’22) 4

Confidential Industry Overview Newbuilding Prices of 174k cbm Vessels Have Modestly Declined from Peak Levels … While Less Modern TFDE and Steam Tonnage have Declined More Measurably – Though There Have Been Few Transactions $250 $200 $220 $240 $260 $280 Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 Source: Clarksons ($ in millions) TFDE Vessel Secondhand Prices Steam Vessel Secondhand Prices $36 $30 $50 $70 Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 145k cbm 15yr $135 $100 $150 $200 Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 160k cbm 10yr Start of Russia-Ukraine Conflict (Feb. ’22) LNG Carrier Asset Prices 5

Confidential Industry Overview Source: Poten & Partners, Clarksons 174k cbm LNG Carrier Orderbook to Fleet Ratio New Liquefaction Volumes Incremental Vessel Demand Created 42.8 48.3 58.8 29.3 2027E 2028E 2029E 2030E 59.2 72.5 95.2 40.0 2027E 2028E 2029E 2030E mtpa # of Vessels 42.3% 0.0% 20.0% 40.0% 60.0% Jan-22 Sep-22 Jun-23 Mar-24 Dec-24 Sep-25 # of Vessels Annual Orderbook Deliveries Supply: Global LNGC Orderbook Demand: Post-FID Liquefaction Projects 72 63 7 7 5 31 61 72 2027E 2028E 2029E 2030E Orderbook Additional LNGCs required for “nonrisk” export projects LNG Carrier Asset Prices 6

Confidential III. Situation Overview

Confidential

Situation Overview

CoolCo Public Market Overview

($ in millions, except per share data)

Public Market Overview

Capitalization

	(9/26/25) Current	(9/23/25) Unaffected	Consideration
CoolCo Share Price	$9.27	$7.77	$9.65
52-Week High	11.71	11.71	
52-Week Low	4.51	4.51	
Fully Diluted Shares Outstanding	52.976	52.976	52.976
Equity Value	**$491.1**	**$411.6**	**$511.2**
Plus: Total Debt (6/30/25)	1,385.3	1,385.3	1,385.3
Less: Total Cash (6/30/25)	(109.7)	(109.7)	(109.7)
Enterprise Value	**$1,766.7**	**$1,687.2**	**$1,786.8**

Trading Multiples

EV / EBITDA	Metric: Consensus	Multiple: Current	Multiple: Unaffected	Multiple: Consideration
2025E	$225.8	7.8x	7.5x	7.9x
2026E	206.1	8.6x	8.2x	8.7x
EV / EBITDA	**CLCO Mgmt[1]**	**Current**	**Unaffected**	**Consideration**
2025E	$214.9	8.2x	7.8x	8.3x
2026E	186.8	9.5x	9.0x	9.6x

Trading Volume (Unaffected)

Timeframe	ADTV (000s)	ADTV ($k)	VWAP
30-Day	80.1	$623.2	$7.78
60-Day	81.6	609.3	7.47
90-Day	123.3	862.8	7.00
252-Day	246.4	1,923.6	7.81

Capital Structure Detail

Capitalization

Total Cash (6/30/25)	$109.7
Total Debt (6/30/25)	1,385.3
Net Debt	**$1,275.6**
Book Value of Equity (6/30/25)	$779.2
Net Capitalization (Book Value)	**$2,054.8**
Net Debt / Net Capitalization	62.1%
Net Debt / LTM EBITDA	5.8x
Net Debt / Cap (TEV)[3]	72.2%

Debt Facility Detail

Fleet Facilities	Balance	# Vessels	Amort ('26E)	Interest
Nordea	$428.0	5	$38.2	S + 2.00%
ING	403.7	4	38.8	S + 2.00%
ING Upsize	187.5	2	25.0	S + 2.00%
Huaxia NB	382.0	2	15.6	5.88%
Total	**$1,401.2**	**13**	**$117.6**	

Undrawn Nordea RRCF Capacity	**$117.5**

Source: Internal projected financial data relating to CoolCo prepared and furnished to us by management ("Company Case") as adjusted and furnished to Evercore by the Special Committee ("the Special Committee Case"), in each case as approved by the Special Committee for use and reliance by Evercore in connection with its Financial analysis and opinion; Company filings, FactSet (9/26/25), Wall Street Research, Clarksons

EVERCORE 7

1. Represents both Company Case and Special Committee Case multiples, given the two cases are equivalent through 2026
2. Presented gross of financing fees
3. TEV based on 9/26/25 share price

COOLCO

situation overview coolco share price evolation 8

CoolCo Shareholder Overview Institutional Shareholders Rank Investor Position Count % 1 Donald Smith & Co. 3,564,815 6.7% 2 Fidelity 1,318,655 2.5 3 DEVK Versicherungen 140,000 0.3 4 azValor Asset Mgmt. SGIIC SAU 106,753 0.2 5 American Century Invst. Mgmt. 63,302 0.1 6 FRAM Capital 47,232 0.1 7 CalSTRS 40,000 0.1 8 UBS Asset Mgmt. (UK) 24,440 0.0 9 Mercer Global Investments Mgmt. 6,727 0.0 10 Geode Capital Mgmt. 5,813 0.0 11 State Street Global Advisors Ireland 523 0.0 12 BlackRock Invst. Mgmt. (UK) 199 0.0 Insider Shareholders Position Rank Investor Count % 1 EPS Ventures 31,354,390 59.3% 2 Richard Tyrrell 8,545 0.0 3 Johannes P. Boots 1,764 0.0 4 Joanna Huipei Zhou 510 0.0 Total 31,365,209 59.3 % Source: Thomson Reuters, Company materials Note: Percent ownership figures calculated assuming outstanding basic share count of 52,868,029, per management

Confidential Situation Overview (7.0%) 20.5% 37.3% 22.4% 0.0% (60.0%) (20.0%) 20.0% 60.0% 100.0% Feb-22 Oct-22 Jul-23 Apr-24 Jan-25 Sep-25 CoolCo Flex LNG Capital Clean Energy Carriers Dynagas LNG Partners Source: FactSet (9/26/25) Since IPO LTM YTD 1 Month Share Price Performance Since CoolCo IPO CoolCo (7.0%) (16.9%) 19.4% 19.5% Flex LNG 20.5% (4.4%) 10.5% (5.3%) Capital Clean Energy Carriers 37.3% 15.3% 20.8% 2.0% Dynagas LNG Partners 22.4% (5.5%) (33.6%) 0.6% CoolCo and LNGC Peer Share Price Performance since CoolCo IPO 10

Situation Overview Equity Research Analyst Perspectives on CoolCo (Prior to Announcement of Potential Transaction)

Equity Research Analyst Perspectives on CoolCo (Cont’d) Select Equity Research Analyst Valuation Methodologies As a listed entity, we believe CoolCo's valuation could come under pressure through weak freight rates pressuring the company's cash position, with a silver lining down the road towards a 2030 that is shaping up to be well undersupplied. However, with the offer at a solid premium to where the equity has been trading YTD and being at only a slight discount on steel (EV basis), we argue the offer screens fair

Confidential Vessel Name Propulsion Built Capacity Charter Free Appraisal Average Firm Charter Rate Vessel L ME-GA 2024 174,000 $238 N/A Vessel M ME-GA 2024 174,000 245 $89,550 Vessel K2 X-DF 2021 174,000 217 66,500 Vessel J2 X-DF 2020 174,000 210 66,500 Vessel I3,4 TFDE 2015 170,500 165 83,098 Vessel E3,4 TFDE 2015 170,500 165 84,146 Vessel F TFDE 2015 162,000 135 110,900 Vessel H TFDE 2015 160,000 135 120,000 Vessel G4 TFDE 2015 160,000 135 71,582 Vessel C TFDE 2014 160,000 126 60,158 Vessel A TFDE 2014 160,000 126 90,000 Vessel B4,5 TFDE 2014 160,000 126 35,453 Vessel D4 TFDE 2014 162,000 126 26,727 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2H '25 2026 2027 2028 2029 2030 Source: Company materials Note: Figures shown as of 6/30/25, unless otherwise indicated; displays all charter options 1. Provided by Clarksons in September 2025. When providing appraisals, Clarksons stated that it believes “it is very difficult to approximate current values of CoolCo’s LNGCs making the attached [appraisals] value less reliable as a guide to where willing buyers and sellers would transact” 2. 6yr optional period representative of 3+3yr contract structure at $66.5k per day, of which $15.5k is inflated with CPI-U starting June 2020 ( ) and June 2021 ( ) 3. Firm Charter Rate includes $20.4k component inflated with CPI-U since June 2024; Extension option rate of $63.2k base with additional $20.4k inflated with CPI-U since June 2024 Situation Overview Firm Period Optional Period Open Period Firm Duration: 2.5yrs Duration Incl. Options: 4.7yrs 1 CoolCo Charter Summary 13 4. Presented charter rate includes upside mechanism, assumed at $5k per day 5. charter rate is floating; contracted as 62.5% times the Spark Commodities Physical index, capped between per day A

Confidential Company Case Special Committee Case 2025 2026 2027 2028 2029+ 2025 2026 2027 2028 2029+ Summary Subcooler Premium: $5.0k Subcooler Premium: $5.0k TFDE $20.0k $30.0k $40.0k $50.0k $60.0k $20.0k $30.0k $45.0k $60.0k $65.0k X-DF 30.0 47.5 55.0 62.5 72.5 30.0 47.5 60.0 72.5 77.5 ME-GA 30.0 50.0 60.0 70.0 80.0 30.0 50.0 65.0 80.0 85.0 By Vessel Vessel A $20.0k $30.0k $40.0k $50.0k $60.0k $20.0k $30.0k $45.0k $60.0k $65.0k Vessel B 25.0 35.0 45.0 55.0 65.0 25.0 35.0 50.0 65.0 70.0 Vessel C 20.0 30.0 40.0 50.0 60.0 20.0 30.0 45.0 60.0 65.0 Vessel D 25.0 35.0 45.0 55.0 65.0 25.0 35.0 50.0 65.0 70.0 Vessel E 25.0 35.0 45.0 55.0 65.0 25.0 35.0 50.0 65.0 70.0 Vessel F 20.0 30.0 40.0 50.0 60.0 20.0 30.0 45.0 60.0 65.0 Vessel G 25.0 35.0 45.0 55.0 65.0 25.0 35.0 50.0 65.0 70.0 Vessel H 20.0 30.0 40.0 50.0 60.0 20.0 30.0 45.0 60.0 65.0 Vessel I 25.0 35.0 45.0 55.0 65.0 25.0 35.0 50.0 65.0 70.0 Vessel J 30.0 47.5 55.0 62.5 72.5 30.0 47.5 60.0 72.5 77.5 Vessel K 30.0 47.5 55.0 62.5 72.5 30.0 47.5 60.0 72.5 77.5 Vessel L 30.0 50.0 60.0 70.0 80.0 30.0 50.0 65.0 80.0 85.0 Vessel M 30.0 50.0 60.0 70.0 80.0 30.0 50.0 65.0 80.0 85.0 Situation Overview Assumptions of Company Management reflected in the Company Case and adjustments by the Special Committee for the Special Committee Case . Upon charter / option expiry, all vessels are assumed to operate based on the re-chartering TCE forecast below: . The above TCE rates factor in vessel utilization (off-hire / off charter), with an assumed additional 2.0% idle days per quarter applied thereafter . Per Company Management, only the and 3+3 options are assumed to be executed Revenue 1 1 Source: Company Case, Special Committee Case 1. Refers to charter upside from subcooler upgrades on five TFDE vessels (the 14

Confidential Situation Overview Assumptions of Company Management reflected in the Company Case and adjustments by the Special Committee for the Special Committee Case (Cont’d) Source: Company Case; Special Committee Case 15 Operating Expenses . Annual Managed Fleet Revenue of $1.8mm . Annual Managed Fleet and Unallocated Fleet Management Platform Cost of $6.0 through 2029. Annual expenses of $1.8mm thereafter Managed Fleet Other . $16,500 / day for TFDE vessels in Q3 ‘25 (inclusive of $1,000 / day cost savings applicable through 2029) escalated at 2.0% thereafter . $15,500 / day for both X-DF and ME-GA vessels in Q3 ’25, escalated at 2.0% through 2030. Thereafter assumed to linearly increase to match TFDE vessel operating expenses by 2036 . $10,000 / day Voyage and Commission expense for all vessels incurred on idle days . Annual G&A expenses of $9.5mm per year ($0.8mm per vessel) through 2025 (escalated at 2.0%), inclusive of $0.5mm per year of cost savings applicable through 2029 . Near-term drydock schedule and other capex per Company management; long-term drydock assumptions based on 5-year frequency, 30- day duration, and $5.0mm cost at a 2.0% annual escalation . Special Committee Case includes additional $2.0mm environmental-related capex in final drydock for all vessels . Useful life per vessel: 25 years under the Company Case, 30 years under the Special Committee Case . Sale proceeds per vessel of $15mm in (2024 nominal values) escalated at 2.0% . Closed-end group of vessels; no vessel acquisitions

Confidential

Situation Overview

($ in millions)

CoolCo Financial Projections: Selected Key Metrics

Model Forecasted Revenue


$400
$350
$300
$250
$200
$150
$100
$50
$ -
'25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '52 '53 '54 '55

Model Forecasted EBITDA


$250
$200
$150
$100
$50
$ -
'25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '52 '53 '54 '55

Model Forecasted Unlevered Free Cash Flow


$300
$250
$200
$150
$100
$50
$ -
'25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '52 '53 '54 '55
Company Case
Special Committee Case

EVERCORE

16

Source: Company Case; Special Committee Case

COOLCO

Confidential For the Year Ended 2H '25 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 Spot Rates ($/day, thousands) TFDE $20.0 $30.0 $40.0 $50.0 $60.0 $60.0 $60.0 $60.0 $60.0 $60.0 $60.0 X-DF 30.0 47.5 55.0 62.5 72.5 72.5 72.5 72.5 72.5 72.5 72.5 ME-GA 30.0 50.0 60.0 70.0 80.0 80.0 80.0 80.0 80.0 80.0 80.0 Subcooler Premium: $5.0k Unlevered Free Cash Flow Firm Charter Revenues $137 $220 $157 $56 $33 $30 $33 $33 $33 $33 $30 (+) Extension Option Revenues - - 8 51 52 50 51 53 45 1 - (+) Recharter Revenues 10 60 108 174 221 221 231 231 239 272 271 (+) Fleet Management Revenues 1 2 2 2 2 2 2 2 2 2 2 Total Revenue $148 $281 $275 $284 $308 $303 $316 $319 $318 $307 $303 (–) Vessel OpEx (38) (78) (80) (82) (83) (88) (90) (93) (95) (98) (101) (–) Voyage & Commission Expense (1) (1) (0) (1) (2) (3) (1) (1) (1) (2) (3) (–) Managed Fleet & Unallocated Fleet Mgmt Platform Costs (3) (6) (6) (6) (6) (2) (2) (2) (2) (2) (2) (–) G&A (5) (10) (10) (10) (10) (11) (11) (11) (12) (12) (12) EBITDA $101 $187 $179 $185 $206 $199 $211 $212 $209 $193 $185 (–) Drydock CapEx (14) (5) - - (27) (38) (6) - - (30) (43) (–) Efficiency CapEx (33) - - - - - - - - - - (+) Vessel Scrap Proceeds - - - - - - - - - - - Unlevered Free Cash Flow $54 $182 $179 $185 $179 $161 $206 $212 $209 $163 $142 Situation Overview Source: Company Case ($ in millions) CoolCo Financial Summary: Company Case 17

Confidential For the Year Ended 2H '25 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 Spot Rates ($/day, thousands) TFDE $20.0 $30.0 $45.0 $60.0 $65.0 $65.0 $65.0 $65.0 $65.0 $65.0 $65.0 X-DF 30.0 47.5 60.0 72.5 77.5 77.5 77.5 77.5 77.5 77.5 77.5 ME-GA 30.0 50.0 65.0 80.0 85.0 85.0 85.0 85.0 85.0 85.0 85.0 Subcooler Premium: $5.0k Unlevered Free Cash Flow Firm Charter Revenues $137 $220 $157 $56 $33 $30 $33 $33 $33 $33 $30 (+) Extension Option Revenues - - 8 51 52 50 51 53 45 1 - (+) Recharter Revenues 10 60 120 207 238 238 249 249 257 293 291 (+) Fleet Management Revenues 1 2 2 2 2 2 2 2 2 2 2 Total Revenue $148 $281 $287 $316 $325 $320 $334 $337 $337 $328 $323 (–) Vessel OpEx (38) (78) (80) (82) (83) (88) (90) (93) (95) (98) (101) (–) Voyage & Commission Expense (1) (1) (0) (1) (2) (3) (1) (1) (1) (2) (3) (–) Managed Fleet & Unallocated Fleet Mgmt Platform Costs (3) (6) (6) (6) (6) (2) (2) (2) (2) (2) (2) (–) G&A (5) (10) (10) (10) (10) (11) (11) (11) (12) (12) (12) EBITDA $101 $187 $191 $217 $223 $216 $229 $230 $227 $214 $206 (–) Drydock CapEx (14) (5) - - (27) (38) (6) - - (30) (43) (–) Efficiency CapEx (33) - - - - - - - - - - (+) Vessel Scrap Proceeds - - - - - - - - - - - Unlevered Free Cash Flow $54 $182 $191 $217 $196 $178 $224 $230 $227 $184 $163 Situation Overview Source: Special Committee Case ($ in millions) CoolCo Financial Summary: Special Committee Case 18

Confidential IV. Financial Analysis

Summary of Methodologies Methodology Description Metrics / Assumptions

Financial Analysis Implied Share Price

Public Company Trading - Overview of Selected Publicly Traded Companies

Public Company Trading Overview (Cont’d)

Public Company Trading TEV / NTM EBITDA Over Time

Financial AnalysisUseful Life Discounted Cash Flow Analysis - Company Case

Useful Life Discounted Cash Flow Analysis - Special Committee Case ($ in millions, except $ per day data)

Selected Precedent Transactions - TEVI NTM EBITDA

Financial Analysis Reference Methodologies: Net Asset Value

Financial Analysis Reference Methodologies: permia paid analysis

Confidential Appendix

Confidential Financial Analysis Source: Company Filings; Bloomberg (9/26/25); Duff and Phelps 2025 Valuation Handbook 1. Includes corporate debt, lease liabilities and preferred equity as of 6/30/25 2. 5-year Beta regressed weekly against the MSCI World Index 3. Based on CoolCo’s NYSE listing (for its full trading history) regressed against the MSCI World index 4. Based on current CoolCo projected capital structure 5. Based on 20-year US treasury’s current yield to maturity 6. Based on Duff & Phelps’ supply-side long-horizon expected equity risk premium, defined as historical equity risk premium minus price-to-earnings ratio calculated using three-year earnings; Based on Duff & Phelps’ historical long-horizon expected equity risk premium, defined as large company stock total return minus long-term government bond income returns 7. Decile: Low (9) with equity value range of $304 million to $730 million 8. Based on CoolCo blended cost of debt ($ in millions) Equity Total Debt / Levered Tax Unlevered Company Value Total Debt (1) Total Cap Beta (2) Rate Beta Capital Clean Energy Carriers $1,326 $2,547 65.8% 0.67 0.0% 0.23 Dynagas LNG Partners 132 299 69.4% 0.73 0.0% 0.22 Flex LNG 1,372 1,802 56.8% 0.97 0.0% 0.42 Mean 64.0% 0.79 0.0% 0.29 CoolCo $491 $1,385 73.8% 0.74 0.0% 0.19 3 Weighted Average Cost of Capital Adj. Unlevered Beta 0.29 Total Debt / Total Capitalization(4) 70.0% Tax Rate 0.0% Adjusted Equity Beta 0.97 Risk-Free Rate(5) 4.7% Market Risk Premium(6) 6.3% - 7.3% Size Premium(7) 1.7% Cost of Equity 12.5% - 13.5% Pre-Tax Cost of Debt(8) 7.0% After-Tax Cost of Debt 7.0% WACC 8.7% - 9.0% Cost of Equity Sensitivities WACC Sensitivities Market Risk Premium @ 6.3% Market Risk Premium @ 6.3% Adj. Unlevered Beta Adj. Unlevered Beta 0.19 0.24 0.29 0.34 0.39 0.19 0.24 0.29 0.34 0.39 60% 9.4% 10.2% 11.0% 11.8% 12.6% 60% 8.0% 8.3% 8.6% 8.9% 9.2% 65% 9.9% 10.8% 11.7% 12.6% 13.4% 65% 8.0% 8.3% 8.6% 8.9% 9.3% 70% 10.4% 11.5% 12.5% 13.6% 14.6% 70% 8.0% 8.3% 8.7% 9.0% 9.3% 75% 11.2% 12.5% 13.7% 15.0% 16.2% 75% 8.1% 8.4% 8.7% 9.0% 9.3% 80% 12.4% 14.0% 15.5% 17.1% 18.7% 80% 8.1% 8.4% 8.7% 9.0% 9.3% Market Risk Premium @ 7.3% Market Risk Premium @ 7.3% Adj. Unlevered Beta Adj. Unlevered Beta 0.19 0.24 0.29 0.34 0.39 0.19 0.24 0.29 0.34 0.39 60% 9.9% 10.9% 11.8% 12.7% 13.6% 60% 8.2% 8.5% 8.9% 9.3% 9.6% 65% 10.4% 11.5% 12.5% 13.6% 14.6% 65% 8.2% 8.6% 8.9% 9.3% 9.7% 70% 11.1% 12.3% 13.5% 14.8% 16.0% 70% 8.2% 8.6% 9.0% 9.3% 9.7% 75% 12.0% 13.5% 14.9% 16.4% 17.9% 75% 8.3% 8.6% 9.0% 9.4% 9.7% 80% 13.4% 15.2% 17.1% 18.9% 20.7% 80% 8.3% 8.6% 9.0% 9.4% 9.7% Total Debt / Total Cap Total Debt / Total Cap Total Debt / Total Cap Total Debt / Total Cap 29